Exhibit 4(tt)

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

PPL Electric Utilities Corporation’s common stock (the “Common Stock”) is registered under Section 12 of the Securities Exchange Act of 1934, as amended.
Common Stock
The following description of PPL Electric Utilities Corporation’s common stock and the related provisions of its Amended and Restated Articles of Incorporation and Bylaws are summaries and are qualified by reference to its Amended and Restated Articles of Incorporation and Bylaws, which have been previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as exhibits to this registration statement, as well as to applicable Pennsylvania law.
General. PPL Electric Utilities Corporation (the “Company”) is authorized to issue up to 190,629,936 shares, of which 170,000,000 shares are shares of Common Stock, without nominal or par value (the “Common Stock”). PPL Corporation, the Company’s parent, owns and holds all 170,000,000 shares of the Company’s outstanding Common Stock. The Board of Directors has the full authority permitted by law to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series. There are no shares of preferred stock outstanding.
Dividends. Subject to the restrictions referred to below and to the preferential rights of any preferred stock, dividends on the Common Stock will be paid if, when and as determined by the board of directors of the Company out of funds legally available for this purpose. The Company is subject to Section 305(a) of the Federal Power Act, which makes it unlawful for a public utility to make or pay a dividend from any funds “properly included in capital account.” The meaning of this limitation has not been clarified under the Federal Power Act. The Company  believes, however, that this statutory restriction, as applied to its circumstances, would not be construed or applied by the Federal Energy Regulatory Commission to prohibit the payment from retained earnings of dividends that are not excessive and are for lawful and legitimate business purposes.
Voting Rights. Holders of the Company’s Common Stock are entitled to one vote per share on all matters presented to shareholders. Except as otherwise provided in the Articles of Incorporation, Bylaws or the Pennsylvania Business Corporation Law, whenever any corporate action is to be taken by vote of the shareholders, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class.
In the election of directors, each shareholder entitled to vote shall have the right to multiply the number of votes to which he may be entitled by the total number of directors to be elected in the same election by the holders of the class of shares of which his shares are a part, and he may cast the whole number of such votes for one candidate or he may distribute them among any two or more candidates. The Company’s Bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors. Each director holds office until the expiration of the term for which he or she was selected and until a successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Any director may be removed from office by vote of shareholders only upon the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders would be entitled to cast at any annual election of directors and upon any additional vote of shareholders that may be required by law.
The Company’s Bylaws also provide for certain notice requirements for shareholder nominations and proposals at annual and special meetings.
Liquidation Rights. After satisfaction of the preferential liquidation rights of any preferred stock, the holders of Common Stock are entitled to receive all further dividends and shares upon liquidation, dissolution, winding up or distribution.
Preemptive and Other Rights. The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.